UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 20, 2008
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  —  Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
On November 20, 2008, the Registrant, through a wholly-owned UK subsidiary, and as guarantor of the subsidiary’s obligations, signed a definitive agreement for the purchase of all of the issued and outstanding shares of Satamatics Global Limited, of Tewkesbury, UK (“Satamatics”) with various shareholders owning in the aggregate approximately 81% of the shares in Satamatics (“Sellers”).
Satamatics, which was organized in 2001, employs approximately 50 people. It is headquartered in Tewkesbury, UK. Satamatics’ core product lines are satellite data communications terminals for mobile asset tracking and monitoring, as well as resale of related satellite communications airtime services.
The terms of the transaction include the payment of cash at closing in the amount of £30,666,667 million, which equated to approximately US$46 million on the date of entry into the agreement, with post-closing adjustments payable in cash by either the Sellers or the Registrant to the extent actual working capital (as defined) at closing is less or greater, respectively, than an agreed amount.
The completion of the transaction is conditioned on the receipt of approval from the U.S. Federal Communications Commission (“FCC”) for the transfer to the Registrant of a communications carrier license owned by a U.S. subsidiary of Satamatics.
The parties are seeking to complete the transaction in the first quarter of 2009, but closing is subject to the satisfaction of various conditions, including the FCC approval described above. If the closing conditions are not met or waived by August 20, 2009, further delay in closing would require the agreement of each of the parties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: November 25, 2008	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer